Exhibit 99.1

Invitae announces new leadership structure to drive global growth

— Sean George appointed as chief executive officer, Randy Scott to become executive chairman —

SAN FRANCISCO, January 9, 2017 — Invitae Corporation (NYSE: NVTA), one of the fastest growing genetic information companies, today announced that Sean George, Ph.D., its co-founder and current president and chief operating officer, has been named chief executive officer for the company. Current chairman and chief executive officer Randy Scott will become executive chairman of the board of directors and remain full time at the company. The appointments are effective immediately.

“Sean and I share a common vision for how to bring genetic testing into mainstream medical practice and a passion for transforming healthcare for people around the world. Sean has been a relentless force behind our progress toward that goal, and we’re looking forward to working together in our new roles as Invitae accelerates the growth of genetic testing world-wide,” said Randy Scott, executive chairman of Invitae. “Personally, I’m excited to shift my full time focus to working with our team to help build our long term strategy for the Invitae Genome Network and our move into the new era of genome management. The board and I are confident that Sean’s outstanding leadership and deep knowledge of genetics will help propel the organization forward in our goal to become a global leader in genetics.”

Dr. George was a co-founder and CEO of Locus Development, an early stage genetic analysis startup, that changed its name to Invitae in 2012 when it combined with a team from the Invitae subsidiary of Genomic Health led by Dr. Scott. Prior to that, he served as chief operating officer at Navigenics, one of the early personal genomics companies, as well as in various leadership roles at Affymetrix and Invitrogen. Dr. George has a B.S. in Molecular Genetics from UCLA, an M.S. in Molecular Biology from UC Santa Barbara, and a Ph.D. in Molecular Genetics from UC Santa Cruz.

“It’s an exciting time in our industry, especially for Invitae, and I speak for everyone on the team in thanking Randy for his visionary leadership. Randy has an established track record as a cutting edge thought leader in genetics and personalized medicine, and someone whose continued counsel will remain essential as we expand into the next phase of our business,” said Sean George, chief executive officer of Invitae. “Thanks to Randy and everyone at Invitae, our company is no longer a concept story but rather one of the fastest-growing companies in genetics on the path to becoming a leader in the newly developing genomics markets. I am honored to lead our team as we relentlessly pursue the promise of genetic medicine as a reality for millions of patients.”

Last week, Invitae announced that it met its annual volume guidance and grew volume by 200%, generated positive gross margins, is projecting doubling of volume in 2017, and is accelerating the Invitae Genome Network by acquiring AltaVoice, a scalable patient-centered data company.

Upcoming investor events

Invitae will be presenting at the 35th Annual JP Morgan Healthcare Conference on Wednesday, January 11, 2017, at 2:30 p.m. Pacific at The Westin St. Francis in San Francisco. A live, listen-only webcast of the presentation and breakout session can be accessed by visiting the events section of Invitae’s website at ir.invitae.com.

Invitae will report its full financial results and other metrics during its fourth quarter and year-end 2016 conference call in February.

About Invitae

Invitae Corporation’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides a diagnostic service comprising hundreds of genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, and other rare disease areas. Additionally, the company has created a Genome Network to connect patients, clinicians, advocacy organizations, researchers, and drug developers to accelerate the understanding, diagnosis, and treatment of hereditary disease. For more information, visit our website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company accelerating the growth of genetic testing world-wide; the company’s new leadership roles and the future growth and focus of the company; the company’s expansion into the next phase of its business; that the company is no longer a concept story but rather one of the fastest-growing companies in genetics and on a path to becoming a leader in the newly developing genomics markets; and that the company is working to make the promise of genetic medicine a reality for millions of patients. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the loss of any member of the company’s senior management team; the company’s ability to manage our growth effectively; the company’s ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; laws and regulations applicable to the company’s business, including state licensing requirements and potential regulation by the Food and Drug Administration; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Source: Invitae Corporation

Contact:

Laura D’Angelo

pr@invitae.com

314-920-0617

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